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                               PURCHASE AGREEMENT

                                     BETWEEN

                   MINNESOTA MINING AND MANUFACTURING COMPANY

                                     SELLER,

                                       AND

                               RESOUND CORPORATION

                                      BUYER

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                                  JUNE 28, 1996

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                                                 TABLE OF CONTENTS

                                                                                                                Page
         Section                                                                                               Number
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ARTICLE I - SALE OF ASSETS....................................................................................    1

         1.01 Description of Purchased Assets.................................................................    1
         1.02 Excluded Assets.................................................................................    2
         1.03 Execution of Transaction Agreements.............................................................    2
         1.04 Execution of European Agreements................................................................    2
         1.05 Retention of Certain Records....................................................................    3

ARTICLE II - PURCHASE PRICE...................................................................................    3

         2.01 Purchase Price; Repayment.......................................................................    3
         2.02 Allocation of Purchase Price....................................................................    4
         2.03 Property Taxes..................................................................................    4

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF 3M............................................................    4

         3.01 Organization, Good Standing and Corporate Authority.............................................    4
         3.02 Execution and Binding Effect....................................................................    4
         3.03 Leases, Contracts, Agreements...................................................................    4
         3.04 Licenses and Permits............................................................................    5
         3.05 Title to Properties; Liens......................................................................    5
         3.06 Consents and Approvals of Governmental Entities.................................................    6
         3.07 No Violation....................................................................................    6
         3.08 Product Warranties..............................................................................    6
         3.09 Financial Information...........................................................................    6
         3.10 Intellectual Property...........................................................................    7
         3.11 Employees.......................................................................................    7
         3.12 Taxes...........................................................................................    8
         3.13 Employee Benefit and Compensation Plans.........................................................    9
         3.14 Compliance with Law.............................................................................    9
         3.15 Environmental...................................................................................    9
         3.16 Defaults........................................................................................   10
         3.17 No Material Adverse Change......................................................................   10
         3.18 3M's Conduct of Business........................................................................   10
         3.19 Full Disclosure.................................................................................   12
         3.20 Fair Consideration; No Fraudulent Conveyance....................................................   12
         3.21 Consents........................................................................................   12
         3.22 Brokers.........................................................................................   12
         3.23 Litigation......................................................................................   12
         3.24 HSR Act.........................................................................................   13
         3.25 All Assets......................................................................................   13
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         Section                                                                                               Number
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ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER........................................................     13

         4.01 Corporate Authority...........................................................................     13
         4.02 Execution and Binding Effect..................................................................     13
         4.03 Consents and Approvals of Governmental Entities...............................................     13
         4.04 No Violation..................................................................................     13
         4.05 Experience....................................................................................     14
         4.06 HSR Act.......................................................................................     14
         4.07 Due Diligence Review..........................................................................     14

ARTICLE V - ASSUMPTION OF LIABILITIES.......................................................................     14

         5.01 Assumption of Liabilities.....................................................................     14
         5.02 Excluded Liabilities..........................................................................     14

ARTICLE VI - COVENANT NOT TO COMPETE........................................................................     15

         6.01 Covenant......................................................................................     15
         6.02 Confidential Information......................................................................     16

ARTICLE VII - EMPLOYEES.....................................................................................     16

         7.01 Employment Offers.............................................................................     16
         7.02 Benefits......................................................................................     16
         7.03 Group Health Plans............................................................................     17
         7.04 Vacation Benefits.............................................................................     17
         7.05 Service Credit................................................................................     17
         7.06 Rollovers/Loan Transfers......................................................................     17
         7.07 Special Payments..............................................................................     17
         7.08 Supplemental Annuity..........................................................................     17
         7.09 Non-U.S. Employees............................................................................     17
         7.10 Employees Other than Transferred Employees....................................................     18
         7.11 No Right to Continued Employment or Benefits..................................................     18

ARTICLE VIII - CLOSING......................................................................................     18

         8.01 Closing.......................................................................................     18
         8.02 Actions at the Closing........................................................................     18
         8.03 Further Assurances............................................................................     19

ARTICLE IX - COVENANTS......................................................................................     19

         9.01 Sales and Transfer Taxes......................................................................     19
         9.02 Access to Information.........................................................................     19
         9.03 Third Party Consents..........................................................................     20
         9.04 Reasonable Efforts............................................................................     20
         9.05 Tax Returns...................................................................................     20
         9.06 Cooperation...................................................................................     20
         9.07 3M Subsidiaries...............................................................................     21
         9.08 Accounts Receivable...........................................................................     21
         9.09 Equipment Leases..............................................................................     21
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         Section                                                                                               Number
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         9.10 Insurance......................................................................................    21
         9.11 Foreign Receivables............................................................................    21

ARTICLE X - INDEMNIFICATION..................................................................................    21

         10.01 Survival of Representations and Warranties....................................................    21
         10.02 Indemnification by 3M.........................................................................    21
         10.03 Indemnification by Buyer......................................................................    23

ARTICLE XI - NOTICES.........................................................................................    23

ARTICLE XII - DISPUTE RESOLUTION.............................................................................    23

         12.01 Unaided Negotiations..........................................................................    23
         12.02 Mediation.....................................................................................    24
         12.03 Arbitration; Governing Law....................................................................    24
         12.04 Interim Relief................................................................................    24
         12.05 Damages.......................................................................................    24
         12.06 Waiver of Jury Trial..........................................................................    24
         12.07 Individual Representatives....................................................................    24

ARTICLE XIII - MISCELLANEOUS.................................................................................    24

         13.01 Expenses......................................................................................    24
         13.02 Successors and Assigns........................................................................    25
         13.03 Entire Agreement..............................................................................    25
         13.04 Waiver........................................................................................    25
         13.05 Counterparts..................................................................................    25
         13.06 Headings......................................................................................    25
         13.07 Interpretation; Severability..................................................................    25
         13.08 Representation by Counsel.....................................................................    25
         13.09 Tax Treatment.................................................................................    26
         13.10 Public Announcements..........................................................................    26
         13.11 Offer to Compromise...........................................................................    26
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                                    EXHIBITS

Exhibit A         Intellectual Property Agreement
Exhibit B         Lease Agreement
Exhibit C         CID Assignment Agreement
Exhibit D         European Agreements
                           D-1:     Canada Agreement
                           D-2:     Sweden Agreement
                           D-3:     German Agreement
                           D-4:     France Agreement
Exhibit E         France Letter Agreement
Exhibit F         Transition Services Agreement

                              DISCLOSURE SCHEDULES

3M Disclosure Schedule

         1.01(a)           Tangible Assets
         1.01(f)           Transferred Agreements
         1.01(g)           Licenses and Permits
         1.01(j)           Other Assets
         1.02              Excluded Assets
         3.03              Agreements Exceeding $10,000
         3.05              Title to Properties, Liens -- Licenses
         3.07              No Violation
         3.08              Product Warranties
         3.09              Selected Financial Information and
                           Results of Operations Information
         3.10              Intellectual Property
         3.11              Employees
         3.17              No Material Adverse Change
         3.18              3M's Conduct of Business
         3.21              Consents
         3.23              Litigation
         6.01              Covenant Not to Compete


Buyer Disclosure Schedule

         7.01              Employment Offers
         9.02(d)           List of Consultants

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
                               PURCHASE AGREEMENT

         This PURCHASE AGREEMENT (the "Agreement") is made this 28th day of June, 1996 by and between RESOUND CORPORATION , Federal Employer Identification Number (FEIN) 77-0019588, a California corporation having its principal offices located at 220 Saginaw Drive, Seaport Centre, Redwood City, CA 94063 (hereinafter referred to as "Buyer") and the Hearing Health Program of MINNESOTA MINING AND MANUFACTURING COMPANY, Federal Employer Identification Number (FEIN) 41-0417775, a Delaware corporation, having its principal offices located at 3M Center, St. Paul MN 55144 (hereinafter referred to as "3M").

         WHEREAS, 3M operates through its Hearing Health Program, as an unincorporated business unit of its business operations, a worldwide hearing health care business (the "Business"); and

         WHEREAS, 3M now desires to exit the Business without interrupting the availability of products and customer support and Buyer desires to purchase and acquire the Business and the assets used in the operation of the Business, all on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                 SALE OF ASSETS

         1.01 Description of Purchased Assets. 3M agrees to sell, assign, transfer and convey to Buyer and Buyer agrees to purchase and acquire from 3M all of its worldwide right, title and interest in and to the Business and the assets and properties (other than Excluded Assets (as hereinafter defined)) used directly and primarily in the conduct of the Business, whether or not reflected on 3M's financial statements or on their books (the "Purchased Assets"), including but not limited to the following:

                  (a) Fixed assets, machinery, manufacturing equipment, laboratory and test equipment, and office equipment, as set forth in Section 1.01(a) of the attached 3M Disclosure Schedule;

                  (b) Raw materials, packaging, factory supplies, work in progress and finished goods inventories as may exist at the date of Closing (as defined in Section 8.01) related to the Business (the "Inventory");

                  (c) Customer lists and business records both directly and primarily related to the Business;

                  (d) Accounts, accounts receivables, notes and notes receivables and other obligations owed to 3M that originated in the United States and are related to the Business excluding intercompany receivables arising in the ordinary course (the "Transferred Receivables");

                  (e) Prepaid expenses, deposits and other similar assets both directly and primarily related to the Business;

                  (f) To the extent assignable, all of the rights, interests, licenses and assets that are the subject of the agreements identified in Section 1.01(f) of the 3M Disclosure Schedule (the "Transferred Agreements");

                  (g) To the extent assignable, all licenses, permits authorizations and regulatory approvals both directly and primarily related to the Business as set forth in Section 1.01(g) of the 3M Disclosure Schedule;

                  (h) Claims, causes of action, rights of recovery and set-off of any kind both directly and primarily related to the Business, including, but not limited to, rights under any claim in any chose in action which arose at any time prior to and up to the conveyance of U.S. Patent Reissue No. 34,961 (Widin, et al.), U.S. Patent No. 4,961,230 (Rising), U.S. Patent No. 4,992,966 (Widin, et al.), and U.S. Patent No. 4,425,481 (Mangold, et al.) to Buyer at the Closing, including, but not limited to, all of 3M's rights under any claim in Civil Action No. 4-93 Civil 915 brought by 3M against Buyer and now pending in the U.S. District Court in Minnesota;

                  (i) General, selected financial and personnel information, correspondence and other files including, without limitation, books, records and accounts, production records, technical, accounting, manufacturing and procedural manuals, promotional literature and materials, studies, reports or summaries whether in physical or electronic form, both directly and primarily relating to any environmental or other aspect of the Business or the Purchased Assets and any confidential information both directly and primarily relating to or arising out of the Business; and

                  (j) All of the other assets listed in Section 1.01(j) of the 3M Disclosure Schedule.

         1.02 Excluded Assets. Excluded from the Purchased Assets are the assets set forth in Section 1.02 of the 3M Disclosure Schedule (the "Excluded Assets").

         1.03 Execution of Transaction Agreements. 3M and Buyer and/or any required third parties shall execute and deliver, as of the date of Closing, the agreements attached as Exhibits A through C hereto (the "Transaction Agreements"), together with such assets, other documents and forms as may be necessary or advisable to effect the transactions described in the Transaction Agreements.

         1.04 Execution of European Agreements. 3M and Buyer and their respective subsidiaries shall execute and deliver, as of the date of Closing, the bill of sale and agreements attached as Exhibit D hereto (the "European Agreements"), together with delivery of the

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
consideration described therein and such other documents and forms as may be necessary or advisable to effect the transactions described in the European Agreements. The Transaction Agreements and the European Agreements shall be collectively referred to herein as the "Associated Agreements."

         1.05 Retention of Certain Records. It is understood and agreed that 3M reserves the right to retain copies or written records of the items referred to in Section 1.01 solely for the purpose of defending any claims, losses, causes of action or lawsuits related to the sale of products of the Business by 3M.

                                   ARTICLE II

                                 PURCHASE PRICE

         2.01 Purchase Price; Repayment.

                  (a) Purchase Price. As full and complete consideration for the sale of the Purchased Assets and the grant of other rights to Buyer by 3M as described herein, Buyer hereby agrees to pay to 3M the sum of twenty-four million nine hundred thirty-four thousand one hundred dollars ($24,934,100) (the "Purchase Price"). One million dollars ($1,000,000) of such Purchase Price has previously been delivered to 3M. The balance of the Purchase Price shall be payable at the Closing (except to the extent set forth in the Letter Agreement, attached hereto as Exhibit E (the "France Letter Agreement")) by wire transfer of immediately available funds in accordance with written instructions received from 3M at least forty-eight (48) hours prior to Closing.

                  (b) Repayments.

                           (i) Uncollected Receivables. On the ninetieth (90th)
day following the Closing (the "Settlement Date"), 3M agrees to promptly pay and deliver to Buyer an amount equal to the difference between the value of the Transferred Receivables as of the date of the Closing (measured in accordance with generally accepted accounting principles and in the same manner as used to derive the accounts receivable as set forth in the Selected Financial Information as defined in Section 3.09 hereof) and the total value of payments actually delivered to Buyer pursuant to collections on the accounts underlying the Transferred Receivables as of the Settlement Date.

                           (ii) Assignment of Uncollected Receivables. Upon the
Settlement Date, Buyer agrees to take such actions as are necessary to assign to 3M any and all interest Buyer may have in any Transferred Receivables for which Buyer has been reimbursed by 3M pursuant to this Section 2.01(b).

                  (c) Inventory. Prior to the Settlement Date, independent auditors selected at the sole discretion of the Buyer will determine the actual value of the Inventory using 3M's internal accounting policies (which are consistent with generally accepted accounting principles) and taking into account any appropriate adjustments for Inventory that is obsolete or for quantities in excess of that which was reasonably necessary to conduct the operations of the

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
Business as of the date of Closing (the "Actual Inventory Value"). If the Actual Inventory Value is less than the value of the Inventory stated in the Selected Financial Information (the "Scheduled Inventory Value"), then 3M agrees to pay and deliver to Buyer on the Settlement Date an amount equal to the difference between the Actual Inventory Value and the Scheduled Inventory Value.

         2.02 Allocation of Purchase Price. The parties agree to use reasonable efforts to agree on the allocation of the purchase price paid hereunder to specific asset categories.

         2.03 Property Taxes. Except as specifically provided in the Associated Agreements, all current real and personal property taxes relating to the Business and the Purchased Assets shall be prorated between 3M and Buyer as of the date of Closing. 3M shall be responsible for such property taxes accruing prior to and including the date of Closing and Buyer shall be responsible for such property taxes accruing after the date of Closing. The parties agree to furnish each other with any documents and records reasonably requested to confirm all proration calculations.

                                   ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF 3M

         3M hereby represents, warrants and agrees as follows:

         3.01 Organization, Good Standing and Corporate Authority.

                  (a) 3M is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. 3M has full corporate power and authority and legal right to own and operate the Purchased Assets and to carry on the Business as presently conducted. 3M is qualified to do business as a foreign corporation in each state of the United States or other jurisdiction in which it is required to be qualified, except in states and other jurisdictions in which the failure to qualify, in the aggregate, would not have a material adverse effect on the Purchased Assets.

                  (b) 3M has full power and authority to execute, deliver and perform this Agreement and the Associated Agreements (collectively, the "Agreements") and the transactions contemplated hereby and thereby, which have been duly authorized by all necessary and proper corporate and stockholder action. The officers executing the Agreements are fully authorized to execute the same in the name and on behalf of 3M.

         3.02 Execution and Binding Effect. This Agreement and the Associated Agreements have been duly and validly executed and delivered by 3M and constitute, and the other agreements and instruments to be executed and delivered by 3M pursuant hereto and thereto, upon their execution and delivery by 3M, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by Buyer), legal, valid and binding agreements of 3M, enforceable against 3M in accordance with their respective terms.

         3.03 Leases, Contracts, Agreements. Set forth in Section 3.03 of the 3M Disclosure Schedule is a list of agreements, leases, contracts, agreements, or commitments as of the date of this Agreement involving payments by 3M of more than $10,000 per annum, or with a term of more than one-year, related to the Business and/or the Purchased Assets.

         3.04 Licenses and Permits. Except as set forth in Section 1.01(g) of the 3M Disclosure Schedule, neither 3M nor any subsidiary of 3M holds, nor is required by any applicable law or regulation of any governmental entity to hold, any governmental licenses, registrations, permits or authorizations pertaining to the Business or the Purchased Assets.

         3.05 Title to Properties; Liens.

                  (a) Except as set forth in the France Letter Agreement, 3M and its subsidiaries have and will convey to Buyer as of the date of Closing, title to or, in the case of leases and licenses, valid leasehold interests or licenses in, all the properties and assets (real, personal or mixed, tangible or intangible) both directly and primarily used in the Business.

                  (b) Except as set forth in the France Letter Agreement, 3M and its subsidiaries hold valid title, license to or leasehold interest in all of the Purchased Assets (including, but not limited to, the Transferred Agreements) and have the complete and unrestricted power and the unqualified right to sell, assign and deliver all of their interest in such Purchased Assets to Buyer. Upon consummation of the transactions contemplated by the Agreements, Buyer will acquire valid title, license or leasehold interest to such Purchased Assets free and clear of any mortgages, pledges, liens, security interests, encumbrances, charges or other claims of third parties of any kind and will become a valid party, with all of the rights and obligations held by 3M or its subsidiaries as of the date of Closing, to the Transferred Agreements. No person other than 3M or its subsidiaries has any right or interest in such Purchased Assets, including the right to grant interests in the Purchased Assets to third parties, except for Purchased Assets licensed or leased from third parties which are set forth in Section 3.05 of the 3M Disclosure Schedule and identified as such.

                  (c) Except as listed in Section 3.05 of the 3M Disclosure Schedule, neither 3M nor its subsidiaries have granted to any entity, and to 3M's knowledge, no entity, other than 3M or its subsidiaries (including, without limitation, any independent contractors who have performed services related to the Business), holds any rights in, or licenses, or rights to acquire licenses, to produce, distribute, license, sublicense, sell, use in development or otherwise use, any of the Purchased Assets.

                  (d) None of the Purchased Assets that constitute tangible personal property, other than Purchased Assets held under capitalized leases reflected in Section 3.05 of the 3M Disclosure Schedule, is held under any lease, security agreement, conditional sales contract, lien, or other title retention or security arrangement.

                  (e) Except as provided in the Agreements or disclosed in
Section 3.05 of the 3M Disclosure Schedule, immediately after Closing, no restrictions will exist on Buyer's right to sell, resell, license or sublicense the Purchased Assets, nor will any such restrictions be imposed as a consequence of the transactions contemplated by the Agreements or by any agreement referenced in the Agreements.

                  (f) Except as set forth in Section 3.05 of the 3M Disclosure Schedule, no entity has a license to use or the right to acquire a license to use any future version of the products of the Business or the Purchased Assets, and there is no restriction on 3M's or its subsidiaries' ability to charge its customers for any such new version. No entity has a right to acquire a license to use any products of the Business or the Purchased Assets. After the Closing, Buyer will not be prevented by any act of 3M or its subsidiaries from changing prices charged to existing or future licensees.

         3.06 Consents and Approvals of Governmental Entities. There is no requirement applicable to 3M to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by 3M of the transactions contemplated by the Agreements and the other agreements and instruments to be executed and delivered by 3M, except for such filings or approvals as have been made or obtained or the failure of which to make or obtain would not have a material adverse affect on the transactions contemplated hereby or thereby.

         3.07 No Violation. Neither the execution, delivery and performance of the Agreements, and all of the other agreements and instruments to be executed and delivered pursuant hereto and thereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the certificate of incorporation or bylaws of 3M, (b) except as set forth in Section 3.07 of the 3M Disclosure Schedule, conflict with or result in a violation or breach of, or constitute a default or require consent of any third party (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Transferred Agreement or any notice, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which 3M is a party or by which 3M or any of the properties or assets of 3M may be bound, where such conflict, violation, breach, default or consent would have a material adverse effect on the Business or the Purchased Assets or (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any governmental entity applicable to 3M or by which any properties or assets of 3M may be bound, where such violation would have a material adverse effect on the Business or the Purchased Assets. Except as set forth in Section 3.07 of the 3M Disclosure Schedule, no "bulk sales" provisions of any state commercial code apply to the transactions contemplated by the Agreements.

         3.08 Product Warranties. Except as set forth in Section 3.08 of the 3M Disclosure Schedule, 3M has not made any warranties, express or implied, with respect to the products of the Business. 3M is in compliance with all warranties described in Section 3.08 of the 3M Disclosure Schedule.

         3.09 Financial Information. 3M has delivered to Buyer selected financial information for the Business and the Purchased Assets at March 31, 1996 (the "Selected Financial Information"), a copy of which is set forth in
Section 3.09 of the 3M Disclosure Schedule. The monetary amounts for the accounts included in the Selected Financial Information have been prepared in accordance with 3M's internal accounting procedures which are consistent with generally accepted accounting principles, consistently applied. The Selected Financial Information is accurate and complete, and fairly presents the information it purports to represent as of March 31, 1996. Except as set forth in the Selected Financial Information, neither the Business nor the Purchased Assets are subject to any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 1996, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Selected Financial Information. 3M has delivered to Buyer the results of operations information of the Business set forth in the 3M Disclosure Schedule (the "Results of Operations Information"). The monetary amounts included in the Results of Operations Information have been prepared in accordance with 3M's internal accounting procedures which are consistent with generally accepted accounting principles, consistently applied. The Results of Operations Information was derived from 3M's accounting books and records and fairly presents the information it purports to represent for the periods indicated.

         3.10 Intellectual Property. To the best of 3M's knowledge, neither the conduct of the Business nor the ownership of the Purchased Assets infringe any trade name, trademark, copyright, trade secret, patent or any other intellectual property right of any third party. Except as set forth in Section 3.10 of the 3M Disclosure Schedule, there is no pending or threatened claim by 3M against any third party for infringement, misuse or misappropriation of any of the Purchased Assets. Except as set forth in Section 3.10 of the 3M Disclosure Schedule, 3M is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trademark, trade name, copyright, trade secret or other intellectual property right, with respect to the use thereof or in connection with the Business. Except as disclosed in Schedule 1.A and Schedule 1.B of Exhibit A to this Agreement, 3M has no pending applications, current registrations or prosecutions with the Patent and Trademark Office or any corresponding United States state or foreign authority relating to any of the Purchased Assets. To the best of 3M's knowledge, 3M owns or has all necessary rights to use all trade secrets, including know-how, inventions, designs, processes, and technical data required for the development, operation, license and sale of the Business and all of the Purchased Assets. Except as set forth in Section 3.10 of the 3M Disclosure Schedule, the Business and all of the Purchased Assets are owned by 3M free and clear of any rights or claims of any former employees, consultants, officers and directors of 3M and former employers of all current and former employees, consultants, officers and directors of 3M. 3M has adhered to reasonable standards of confidentiality to protect the secrecy and confidentiality of any confidential information relating to trade secrets included in the Purchased Assets, including know-how, inventions, designs, processes, and technical data. For purposes of this Section 3.10, the phrase "to the best of 3M's knowledge" shall mean the knowledge of Ed Erickson, Jerry Okermen, Gabi Sabongi, Ralph Fravel and Stephen W. Buckingham, who shall each deliver at Closing a certificate certifying as to such knowledge in form and substance satisfactory to Buyer.

         3.11 Employees.

                  (a) All employees, consultants, officers, directors and advisors of 3M that have had access to any confidential information of 3M related to the Business or the Purchased Assets (other than trademarks, service marks and trade names) are, to the extent identified in Section 3.11 of the 3M Disclosure Schedule, parties to a written agreement ("Proprietary Information and

Inventions Agreement"), under which each such person or entity (i) is obligated to disclose and transfer to 3M, without the receipt by such person of any additional value therefor (other than normal salary or fees for consulting or advisory services), all inventions, developments and discoveries which, during the period of employment with or performance of services for 3M, he or she makes or conceives of either solely or jointly with others, that relate to any subject matter with which his or her work for 3M may be concerned, or relate to or are connected with the Business, products or projects of 3M, or involve the use of the time, material or facilities of 3M, and (ii) is obligated to maintain the confidentiality of proprietary information of 3M. To the best of 3M's knowledge, none of 3M's or any of 3M's subsidiaries' employees, consultants, officers or advisors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with their obligation to promote the interests of 3M of the Business or the Purchased Assets. To the best of 3M's knowledge, neither the execution nor delivery of the Agreements, nor the carrying on of the Business by its employees and consultants, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons or entities are now obligated. It is currently not necessary nor will it be necessary for 3M to utilize in its operation of the Business nor will 3M utilize in its operation of the Business any inventions of any of such persons or entities (or people it currently intends to hire) made or owned prior to their employment by or affiliation with 3M unless 3M has otherwise obtained the right to practice such inventions, nor is it or will it be necessary to utilize any other assets or rights of any such persons or entities (or people it currently intends to hire) made or owned prior to their employment with or engagement by 3M, in violation of any registered patents, trade names, trademarks or copyrights or any other limitations or restriction to which any such persons or entity is a party or to which any of such assets or rights may be subject. To the best of 3M's knowledge, none of 3M's or any of 3M's subsidiaries' employees, consultants, officers, directors or advisors that has had knowledge or access to information relating to the Business or the Purchased Assets has taken, removed or made use of any proprietary documentation, manuals, products, materials, or any other tangible item from his or her previous employer relating to the Purchased Assets by such previous employer which has resulted in 3M's access to or use of such proprietary items included in the Purchased Assets, and 3M has not gained access to or made use of any such proprietary items in the Business, except to the extent that any such activities would not have a material adverse effect on the Business or the Purchased Assets. For purposes of this Section 3.11, the phrase "to the best of 3M's knowledge" shall mean the knowledge of Ed Erickson, Jerry Okermen, Gabi Sabongi, Ralph Fravel and Stephen W. Buckingham, who shall each deliver at Closing a certificate certifying as to such knowledge in form and substance reasonably satisfactory to Buyer.

                  (b) Except for the Proprietary Information and Inventions Agreements, there are no written or oral contracts of employment between 3M and any of its employees.

         3.12 Taxes. All Taxes (as defined in Section 5.02(b)) owed or to be owed by 3M and any other person for which Buyer could bear successor liability as a result of acquiring the Business or any of the Purchased Assets or which have or will become a charge or lien against the Purchased Assets for periods prior to and including the date of Closing have been or will be paid by 3M on a timely basis. 3M has duly and timely filed all returns and reports of Taxes required to be filed prior to Closing, and all such returns and reports are true, correct, and complete in all material respects. There are no liens for Taxes on any of the Purchased Assets. 3M has complied with all record keeping and tax reporting obligations relating to income and employment taxes due with respect to compensation paid to the Transferred Employees and employees or independent contractors performing services for the Business. 3M is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code. There are no pending or, to 3M's knowledge, threatened proceedings with respect to Taxes for which Buyer could bear successor liability or which could become a charge against the Purchased Assets other than as may be set forth in the Selected Financial Information, and there are no outstanding waivers or extensions of statutes of limitations with respect to assessments of Taxes, of 3M for which Buyer could bear successor liability or which could become a charge against the Purchased Assets other than as may be set forth in the Selected Financial Information. No agreement or arrangement regarding compensation of any employee providing services to the Business requires any payments which will result in the disallowance of any tax deduction for Buyer pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

         3.13 Employee Benefit and Compensation Plans. Except as set forth in the Selected Financial Information, Buyer will incur no liability with respect to, or on account of, and 3M or its subsidiaries will retain any liability for, and on account of, any employee benefit plan of 3M, any of its subsidiaries or affiliates or any predecessor employer of any employee, including, but not limited to, liabilities 3M, its subsidiaries or affiliates may have to such employees under all incentive compensation plans, bonus plans, pension and retirement plans, profit-sharing plans (including, any profit-sharing plan with a cash-or-deferred arrangement subject to Section 401(k) of the Code (a "401(k) Plan")) stock purchase and option plans, savings and similar plans, medical, dental, travel, accident, life, disability and other insurance and other plans or arrangements, whether written or oral and whether "qualified" or "non-qualified" under the Code, or to any employee as a result of termination of employment by 3M, its subsidiaries or affiliates as contemplated by this Agreement. Neither 3M nor its subsidiaries or affiliates have, with respect to any employee of the Business, maintained or contributed to, or been obligated or required to contribute to, a "multiemployer plan," as such term is defined in
Section 3(37) of the Employee Retirement Income Security Act of 1974 ("ERISA"). Except as set forth in Section 3.13 of the 3M Disclosure Schedule, neither 3M nor any of its subsidiaries or affiliates are a party to any collective bargaining agreement covering any employee of the Business and 3M knows of no effort to organize any such employee as a part of any collective bargaining unit.

         3.14 Compliance with Law. The operation of the Business and ownership of the Purchased Assets has been conducted in all material respects in accordance with all applicable laws, regulations and other requirements of governmental entities having jurisdiction over the same.

         3.15 Environmental.

                  (a) 3M's operation of the Business and ownership of the Purchased Assets are, and have been, in compliance in all material respects with all applicable environmental laws, permit requirements, use restrictions, and waste control requirements, and no releases of any hazardous substance requiring notification to a governmental entity have occurred in connection with the operation of the Business or the Purchased Assets; and no hazardous substances are used in the operation of the Business or use of the Purchased Assets except in compliance in all material respects with applicable law. There is no environmental action, suit, proceeding or investigation pending, or, to 3M's knowledge, threatened against or affecting the Business or the Purchased Assets which could be reasonably expected to materially and adversely affect the Business or the Purchased Assets, and no governmental entity has served upon 3M any notice claiming any outstanding violation of any environmental statute, ordinance or regulation or noting the need for any repair or redemption with respect to the Business or the Purchased Assets, requesting data or access, requiring testing or other investigation relating to environmental conditions, or requiring any change in the Purchased Assets or in 3M's means or methods of conducting the Business.

                  (b) For purposes of this Agreement, the term "hazardous substance" shall mean any substance which is listed or otherwise defined as "hazardous" or "toxic" under applicable law; as well as any petroleum product or nuclear materials; and the term "applicable law" as used in this Section
3.15 shall include any local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials.

         3.16 Defaults. 3M is not in default under or with respect to any judgment, order, writ, injunction or decree of any court or any governmental entity which could reasonably be expected to materially adversely affect the Business or any of the Purchased Assets. There does not exist any default by 3M or, to the knowledge of 3M, by any other entity, or event that, with notice or lapse of time, or both, would constitute a default under any agreement (including, without limitation, any of the Transferred Agreements) entered into by 3M as part of the operations of the Business which could reasonably be expected to materially and adversely affect the Business or the Purchased Assets, and no notices of breach thereof have been received by 3M.

         3.17 No Material Adverse Change. Except as set forth in Section 3.17 of the 3M Disclosure Schedule, since March 31, 1996 there has not been any material adverse change in the Business, or in the condition, financial or otherwise, of the Business, or in the Purchased Assets, or any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the Business or the Purchased Assets.

         3.18 3M's Conduct of Business. Except as set forth in Section 3.18 of the 3M Disclosure Schedule, since March 11, 1996 (the "Letter of Intent Date") through the date hereof, 3M has conducted the Business in its ordinary and usual course, consistent with past practice, and has used all reasonable efforts to preserve intact all rights, privileges, franchises and other authority of the Business, to retain the employees of the Business, and to maintain favorable relationships with licensors, licensees, suppliers, contractors, distributors, customers, and others having relationships with the Business. Without limiting the generality of the foregoing, 3M:

                  (a) has not created, incurred or assumed (i) any indebtedness for borrowed money that would appear on a balance sheet prepared under generally accepted accounting principles, other than borrowings under capital leases entered into in the ordinary course of business, or (ii) any obligation which would in any material way adversely affect the Purchased Assets or Buyer's ability to conduct the Business in substantially the same manner and condition as conducted by 3M on the Letter of Intent Date;

                  (b) except to the extent an obligation was established in a written agreement provided to Buyer prior to the date hereof and except for increases of compensation made in connection with annual reviews, which increases are in the ordinary course of business consistent with past practice, has not changed in any manner the compensation of, or agreed to provide additional benefits to, or entered into any employment agreements with, any employees of the Business, except for such benefits provided to substantially all of 3M's similarly situated employees;

                  (c) maintained insurance coverage in amounts adequate to cover the reasonably anticipated risks of the Business;

                  (d) did not sell, dispose of or encumber any of the Purchased Assets other than inventory in the ordinary course of conducting the Business, or license any Purchased Assets to any entity;

                  (e) did not enter into, amend or terminate any agreements or commitments relating to the Business, except on commercially reasonable terms in the ordinary course of conducting the Business;

                  (f) complied in all material respects with all laws and regulations applicable to the Business;

                  (g) did not enter into any agreement with any third party for the distribution of any of the Purchased Assets other than distribution of inventory in the ordinary course of conducting the Business;

                  (h) will use reasonable efforts to assist Buyer in employing after the Closing those employees of the Business to whom offers of employment have been made by Buyer and has not solicited (and has not caused its subsidiaries to solicit) such employees to remain in the employ of 3M after the Closing;

                  (i) did not change or announce any change to the products of the Business;

                  (j) did not expand the use of products of the Business within the organization of 3M and any affiliated companies, other than in the ordinary course of the Business, consistent with past practice;

                  (k) did not change its accounting policies or practice, or accrue any expenses incurred in connection with the preparation and delivery of the Agreements or the consummation of the transactions contemplated hereby and thereby; and

                  (l) did not engage in any extraordinary efforts to realize upon accounts receivable or existing inventory, increase or decrease accounts payable, or reduce prepaid expenses in a manner not consistent with its prior conduct of the Business.

         3.19 Full Disclosure. 3M is not aware of any facts pertaining to the Business or the Purchased Assets which it believes would result in a material adverse change in the Business or the Purchased Assets or which are likely in the future to have a material adverse affect on the Business or the Purchased Assets. Neither the Agreements nor any other agreement, exhibit, schedule or certificate being entered into or delivered pursuant hereto or thereto contains any untrue statement of a material fact made by 3M or omits to state any material fact necessary in order to make the statements therein made by 3M contained not misleading.

         3.20 Fair Consideration; No Fraudulent Conveyance. The sale of the Business and the Purchased Assets pursuant to the Agreements is made in exchange for fair and equivalent consideration, and 3M is not now insolvent and 3M will not be rendered insolvent by the sale, transfer and assignment of the Business and the Purchased Assets pursuant to the terms of the Agreements. 3M is not entering into the Agreements and the other agreements referenced in the Agreements with the intent to defraud, delay or hinder its creditors and the consummation of the transactions contemplated by the Agreements, and the other agreements referenced in the Agreements, will not have any such effect. The transactions contemplated in the Agreements or any agreements referenced in the Agreements will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of 3M whatsoever to the Business or any of the Purchased Assets in the hands of Buyer after the Closing.

         3.21 Consents. Except as set forth in Section 3.21 of the 3M Disclosure Schedule, 3M has obtained all third party consents necessary for the transfer and/or assignment of all of the Purchased Assets, including the Transferred Agreements.

         3.22 Brokers. 3M has not employed any investment banker, broker or finder which might be entitled to a fee or other remuneration upon consummation of the transactions contemplated hereby.

         3.23 Litigation.

                  (a) Except as set forth in Section 3.23 of the 3M Disclosure Schedule, there is no litigation, grievance or arbitration pending or, to the best knowledge of 3M, threatened involving or related to the Business or the Purchased Assets. There are no claims, actions, suits, inquires, proceedings or investigations relating to the Business or the Purchased Assets pending, or to the best knowledge of 3M, threatened.

                  (b) Except as set forth in Section 3.23 of the 3M Disclosure Schedule, there are no claims, actions, suits, inquiries, proceedings or investigations pending, or threatened by 3M, or to 3M's knowledge threatened against 3M relating to any of the Purchased Assets or products of the Business alleging that the Purchased Assets or any products of the Business are defective or were improperly designed or manufactured or improperly labeled or otherwise improperly described for use.

         3.24 HSR Act. 3M represents that any waiting period (and any extension thereof) applicable to the acquisition of the Business and the Purchased Assets shall have expired or been terminated prior to Closing.

         3.25 All Assets. Except for the Excluded Assets, the Purchased Assets include all assets, properties and contracts which are, in the reasonable and good faith opinion of 3M, necessary to the operation of the Business as it is currently operated.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents, warrants and agrees as follows:

         4.01     Corporate Authority.

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                  (b) Buyer has full power and authority to execute, deliver and perform the Agreements, and the transactions contemplated hereby and thereby, which have been duly authorized by all necessary and proper corporate and shareholder action and are the valid and legally binding obligations of Buyer in accordance with their terms. The officers executing the Agreements are fully authorized to execute the same in the name and on behalf of Buyer.

         4.02 Execution and Binding Effect. This Agreement and the Associated Agreements have been duly and validly executed and delivered by Buyer and constitute, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto and thereto, upon their execution and delivery by Buyer, will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by 3M), legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

         4.03 Consents and Approvals of Governmental Entities. There is no requirement applicable to Buyer to make any filing, declaration or registration with, or to obtain any permit, authorization, consent or approval of, any governmental entity as a condition to the lawful consummation by Buyer of the transactions contemplated by the Agreements and the other agreements and instruments to be executed and delivered by Buyer, except for such filings or approvals as have been made or obtained or the failure of which to make or obtain would not have a material adverse affect on the transactions contemplated hereby or thereby.

         4.04 No Violation. Neither the execution, delivery and performance of the Agreements, and all of the other agreements and instruments to be executed and delivered pursuant hereto and thereto, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the passage of time or the delivery of notice or both, (a) conflict with, violate or result in any breach of the terms, conditions or provisions of the articles or incorporation or bylaws of Buyer, or (b) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any governmental entity applicable to Buyer or by which any properties or assets of Buyer may be bound.

         4.05 Experience. Buyer has experience in the operation of a hearing health product business. Buyer also has the financial capability, experience and expertise necessary to perform properly all the undertakings pursuant to this Agreement.

         4.06 HSR Act. Buyer represents that any waiting period (and any extension thereof) under the HSR Act, applicable to the acquisition of the Business and the Purchased Assets shall have expired or been terminated prior to Closing.

         4.07 Due Diligence Review. Buyer has evaluated and conducted a due diligence of the Business and the Purchased Assets including but not limited to a review of manufacturing documentation, product files, complaint files, intellectual property information and regulatory information. To the extent 3M has provided information to Buyer for review, Buyer is purchasing the Business and the Purchased Assets in reliance on its investigation and analysis. The Buyer has been furnished access to the records of 3M relating to the Business and the Purchased Assets and such additional information and documents as the Buyer requested and has been afforded an opportunity to ask questions of and receive answers from representatives of 3M concerning the Business and Purchased Assets.

                                    ARTICLE V

                            ASSUMPTION OF LIABILITIES

         5.01 Assumption of Liabilities. Buyer shall assume and be obligated to discharge only those liabilities and obligations arising out of or resulting from the operation of the Business and ownership of the Purchased Assets that are specifically set forth below (the "Assumed Liabilities"):

                  (a) Post-Closing Contractual Obligations. Except as otherwise provided in Section 9.01, any obligation relating to the period on or after the date of Closing under the Transferred Agreements;

                  (b) Other Post-Closing Liabilities. Any and all liabilities arising out of Buyer's operation and ownership of the Purchased Assets and employment of the Transferred Employees (as defined in Section 7.01) after the date of Closing; and

                  (c) Warranties. Any and all warranty expenses relating to the Business arising prior to or after Closing, including the cost of returns, remakes and repairs but excluding product liability or personal injury claims and all costs, damages, liabilities or other expenses related thereto.

         5.02 Excluded Liabilities. Except for those liabilities expressly assumed by Buyer pursuant to Section 5.01, Buyer shall not assume and shall not be liable for, and 3M shall retain and remain solely liable for and obligated to discharge, all of the debts, contracts, agreements, commitments, obligations and other liabilities of any nature whatsoever of 3M arising prior to the date of Closing related to the Business, whether known or unknown, accrued or not accrued, fixed or contingent, including, without limitation, the following (the "Excluded Liabilities"):

                  (a) Accounts Payable. Any and all accounts payable representing services and goods provided prior to and including the date of Closing;

                  (b) Breaches of Contracts. Any liability for breaches of any instrument, purchase order or contract by 3M prior to the Closing;

                  (c) Taxes. Except as otherwise provided in Sections 5.01 and 9.01, any sales and use taxes, real or personal property taxes, gross receipts taxes, documentary transfer taxes, employment taxes, withholding taxes, unemployment insurance contributions and any other taxes or related penalties or interest charges or other governmental charges of any kind, including interest penalties and additions to tax with respect thereto relating to periods through the date of Closing (collectively "Taxes");

                  (d) Legal Proceedings. Any liability or obligation arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time, to the extent relating to any action or omission prior to the Closing by or on behalf of 3M, including, without limitation, any liability for infringement of intellectual property rights or violations of federal or state securities or other laws;

                  (e) Benefit Plans. Any liability or obligation arising prior to the Closing out of any "employee benefit plan," as such term is defined by ERISA, or other employee benefit;

                  (f) Employees. Any liability or obligation for making payments of any kind (including as a result of this sale of the Business or as a result of the termination of employment by 3M of employees, or other claims arising out of the terms and conditions of employment with 3M, or for vacation or severance pay or otherwise) to employees of 3M or in respect of payroll taxes for employees of 3M, and;

                  (g) Product Liability Claims. Except as otherwise provided in
Section 5.01(c), any product liability or personal injury claim and all costs, damages, liabilities or other expenses related thereto arising from products of the Business which were manufactured prior to the date of Closing.

                                   ARTICLE VI

                             COVENANT NOT TO COMPETE

         6.01 Covenant. Except as set forth in Section 6.01 of the 3M Disclosure Schedule and except for services provided pursuant to the Transition Services Agreement, 3M hereby covenants and agrees that during the period beginning on the date of the Closing and continuing for a period of five (5) years thereafter, 3M will not directly or indirectly, through a subsidiary or otherwise:

                  (a) organize, operate, carry on or otherwise participate in (whether as an owner, partner, limited partner, joint venturer, creditor or shareholder) any business which is competitive with or similar to all or any part of the Business; or

                  (b) solicit, request, advise, encourage or assist any supplier, licensee, distributor, customer, sales representative, employee or other person having a business relationship with the Business (as operated by 3M prior to the Closing or as operated by Buyer after the Closing) to terminate, curtail or otherwise alter such relationship in any way; or

                  (c) knowingly commit any other act or assist others in committing any other act which might injure or otherwise adversely affect the Business as operated by the Buyer after the Closing.

         6.02 Confidential Information. From and after the Closing, 3M shall keep secret and retain in strictest confidence, and shall not use for their benefit or for the benefit of others any confidential matters and trade secrets known to 3M relating to the Business (as operated by 3M prior to the Closing or as operated by Buyer after the Closing), including without limitation customer lists, pricing policies, operational methods, marketing plans or strategies, and other business affairs learned by 3M heretofore or hereafter, and shall not disclose them to any person except upon Buyer's express prior written consent.

                                   ARTICLE VII

                                    EMPLOYEES

         7.01 Employment Offers. For purposes of this Article VII, each person employed by 3M in the United States in connection with the Business shall be referred to hereinafter as a " Business Employee". Buyer agrees to offer employment (at compensation levels at least equal to those being paid by 3M) as of the date of Closing to those Business Employees set forth on the Buyer Disclosure Schedule (each an "Offered Employee"). 3M agrees to exercise reasonable efforts to encourage all Offered Employees to accept Buyer's offer of employment. Those Offered Employees who accept employment with Buyer pursuant to this Agreement shall be referred to as "Transferred Employees". Buyer will have no responsibility for relocating or severing Offered Employees who decline Buyer's offer or any Business Employee to whom no offer was given. Business Employees who are on short-term disability as of the Closing will remain employees of 3M and shall only to the extent they are Offered Employees who accept Buyer's offer of employment become Transferred Employees if and when they recover and are ready to return to work.

         7.02 Benefits. From and after the Closing, Buyer will provide coverage and benefits to the Transferred Employees under the same pension and welfare benefit plans covering Buyer's employees, and 3M will have no responsibility therefor on and after such date. Except as provided in Section 7.04, 3M shall remain responsible to the Transferred Employees for all benefits accrued pursuant to 3M benefit plans prior to the Closing and payable under the provisions of such plans, and Buyer assumes no liability or obligation thereof.

         7.03 Group Health Plans. Buyer will cause its group health benefit plans to (i) waive any exclusions for pre-existing conditions affecting Transferred Employees and their eligible family members, and (ii) recognize any out-of-pocket medical and dental expenses incurred by Transferred Employees and their eligible family members during 1996 prior to the Closing, for purposes of determining their deductibles and out-of-pocket maximums under Buyer's plans.

         7.04 Vacation Benefits. From and after the Closing, the Transferred Employees will be covered by and begin accruing benefits under Buyer's vacation plan covering Buyer's employees. Buyer's vacation plan shall recognize all of the Transferred Employee's years of service with 3M for the purpose of determining their future vacation benefits. On or immediately following the Closing, 3M will pay in cash to the Transferred Employees the amount of their accrued and unused vacation benefits under 3M's vacation plan through the Closing. Within thirty (30) days after the Closing, 3M will provide Buyer with a list of Transferred Employees and the days of unused vacation benefits for which such employees received payment from 3M. During the twelve month period following Closing, Buyer will use reasonable efforts to permit the Transferred Employees to take unpaid absences, at times reasonable to Buyer, equal in time to the number of days of unused vacation benefits for which they received payment from 3M.

         7.05 Service Credit. Buyer shall cause each of its pension and welfare benefit plans to recognize all of the service that the Transferred Employees completed with 3M for purposes of determining their eligibility to participate in, receive benefits under, vest in accrued benefits, and accrue benefits under such plans.

         7.06 Rollovers/Loan Transfers. Buyer will accept the 401(k) rollover and 401(k) loan transfers of the Transferred Employees.

         7.07 Special Payments. On December 30, 1996, Buyer will pay to each Transferred Employee employed by Buyer on such date, a one-time payment equal to such employees' compensation for 3/4th of a week for each year of service with 3M (the "Special Payments"). On December 15, 1996, 3M will pay to Buyer an amount equal to the aggregate sum of the Special Payments.

         7.08 Supplemental Annuity. Buyer shall purchase a supplemental annuity for each Transferred Employee in accordance with the terms described in the side letter agreement dated of even date herewith between Buyer and 3M.

         7.09 Non-U.S. Employees. For purposes of this Article VII, those persons employed by 3M outside the United States in connection with the Business shall be referred to hereinafter as a "Non-U.S. Employee." Buyer may at its election offer employment to certain Non-U.S. Employees on terms and with such benefits determined in the sole discretion of Buyer, such employees to the extent they accept Buyer's offer of employment being referred to herein as "Non-U.S. Transferred Employees." 3M and its subsidiaries shall use reasonable efforts to encourage all Non-U.S. Employees offered employment by Buyer to accept Buyer's offer of employment.

         7.10 Employees Other than Transferred Employees 3M shall remain responsible for the severance and indemnity costs incurred with respect to the Non-U.S. Employees as a result of 3M's sale of the Business, but only if, and to the extent that, such severance and indemnity costs are imposed pursuant to applicable foreign law.

         7.11 No Right to Continued Employment or Benefits. No provision in the Agreements shall create any third party beneficiary or other right in any person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued employment (or resumed employment) with 3M, any subsidiary of 3M , Buyer or any subsidiary of Buyer or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by 3M, any subsidiary of 3M, Buyer or any subsidiary of Buyer. Buyer is under no obligation to hire any employee of 3M, provide any employee with any particular benefits, or make any payments or provide any benefits to those employees of 3M whom Buyer chooses not to employ.

                                  ARTICLE VIII

                                     CLOSING

         8.01 Closing. Except as set forth in the France Letter Agreement, the consummation of the sale and purchase of the Business and Purchased Assets set forth in this Agreement (the "Closing") shall be effective as of 11:59 p.m. Central Daylight Time on June 30, 1996. The Closing shall take place at such location as 3M and Buyer may agree upon in writing.

         8.02 Actions at the Closing. At the Closing; (i) Seller shall deliver the Purchased Assets to Buyer; (ii) Buyer shall deliver the Purchase Price to 3M in accordance with the provisions of Section 2.01; and (iii) Buyer and 3M shall take such actions and execute and deliver such agreements, bills of sale, and other instruments and documents as necessary or appropriate to effect the transactions contemplated by this Agreement and the Associated Agreements in accordance with their respective terms, including without limitation the following:

                  (a) Except as set forth in the France Letter Agreement, 3M and its subsidiaries in the countries of Canada, France, Germany and Sweden (the "3M Subsidiaries") shall deliver to Buyer a general bill of sale and an assignment and assumption agreement with respect to each of the Purchased Assets, in each case duly executed by 3M, assigning to Buyer all of 3M's right, title and interest in and to the Purchased Assets, including without limitation all of 3M's rights as a licensor of any of the Purchased Assets, in forms reasonably satisfactory to Buyer and 3M. Buyer may designate one or more of its subsidiaries in place of Buyer as the recipient of certain of the Purchased Assets, and as the party to assume certain of the Assumed Liabilities, in which case 3M shall transfer such Purchased Assets and Assumed Liabilities to Buyer or the subsidiary or subsidiaries designated by Buyer pursuant to an asset transfer agreement in a form agreed to by Buyer and Seller (the "Subsidiary Transfer Documents").

                  (b) Buyer shall deliver the Purchase Price to 3M in accordance with the provisions of Section 2.01.

                  (c) 3M and the 3M Subsidiaries shall provide reasonable evidence of valid title to such of the Purchased Assets as Buyer may reasonably request in writing prior to the Closing, in form and substance reasonably satisfactory to Buyer.

                  (d) 3M shall deliver to Buyer assignments, and any required consents to assignment, that it has obtained in respect of the Transferred Agreements, duly executed by the appropriate parties having the authority to so assign or consent to assign, in form and substance as Buyer shall reasonably request.

                  (e) 3M shall deliver to Buyer any other documents reasonably requested by Buyer.

                  (f) Buyer shall deliver to 3M any other documents reasonably requested by 3M.

         8.03 Further Assurances. Subsequent to the Closing, 3M shall, from time to time execute and deliver, upon the request of Buyer, all such other and further materials and documents and instruments of conveyance, transfer or assignment as may reasonably be requested by Buyer to effect, record or verify the transfer to, and vesting in Buyer, of right, title and interest in and to the Purchased Assets, free and clear of all liens in accordance with the terms of this Agreement and the Associated Agreements, including but not limited to documents required in jurisdictions outside the United States.

                                   ARTICLE IX

                                    COVENANTS

         9.01 Sales and Transfer Taxes. 3M and Buyer shall pay in equal amounts all sales, use, transfer, recording and other similar taxes and fees with respect to the sale and purchase of the Business and the Purchased Assets. If Buyer pays any such taxes or fees, Buyer shall give written notice thereof to 3M along with reasonable supporting documentation, and 3M shall remit one-half (1/2) of the amount of such paid taxes or fees to Buyer within thirty (30) days of such notice.

         9.02 Access to Information.

                  (a) Subject to Section 9.02(b), subsequent to the Closing for a period not to exceed one (1) year, 3M will permit Buyer to make additional investigation of the Purchased Assets, the Assumed Liabilities and the conduct of the Business and to receive from 3M and the 3M Subsidiaries all information of 3M relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business, subject to applicable confidentiality and nondisclosure provisions. Without limitation on this right, 3M will give to Buyer and its accountants, legal counsel, and other representatives reasonable access, during normal business hours, at a mutually agreeable location arranged in advance, to all of the books, records, files, documents, properties, and contracts of 3M and the 3M Subsidiaries relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business and allow Buyer and any such representatives to make copies thereof. 3M shall maintain and make available the information and records specified in this Section 9.02(a) in the ordinary course of 3M's business and document retention policies, as if the transactions contemplated by the Agreements had not occurred; provided that 3M shall not destroy any information or records specified in this Section 9.02(a) without first notifying Buyer and shall, at Buyer's request, provide a copy of such information or records to Buyer prior to such destruction.

                  (b) At all times following the Closing, each party shall provide the other party (at no expense), with such reasonable assistance, including the provision of available relevant records or other information and reasonable access to and cooperation of any available personnel within their employ, as may be reasonably requested by either of them in connection with the preparation of any financial statements required by applicable securities laws or tax return, or any audit or examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes or the defense of any claim made by a third party with respect to the Business or the Transferred Employees.

                  (c) 3M agrees to provide the information and assistance, for the period of time and subject to the terms and conditions, set forth in the Transition Services Agreement attached as Exhibit G hereto (the "Transition Services Agreement").

                  (d) 3M shall use reasonable efforts to provide Buyer with access to the consulting services of the persons listed in Section 9.02(d) of the Buyer Disclosure Schedule, for the periods of time listed thereon. Other 3M employees will be made available on a limited basis at the discretion of 3M. Buyer will pay reasonable travel, hotel and meal expenses consistent with its standard reimbursement policies if Buyer requires consulting services of said individuals outside of the State of Minnesota.

         9.03 Third Party Consents. 3M and Buyer shall use commercially reasonable efforts to obtain, within the applicable time periods required, all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental entities which are necessary to consummate the transactions contemplated by the Agreements.

         9.04 Reasonable Efforts. The parties shall use commercially reasonable efforts (i) to cause to be performed all of the matters required of each of them at the Closing and (ii) to effect the assignment of the Transferred Agreements. In the event Buyer does not assume certain agreements related to the Business (by election or otherwise), Buyer and 3M agree to use reasonable efforts to provide for 3M's fulfillment of its obligations under such agreements.

         9.05 Tax Returns. 3M shall (a) continue to file within the time period for filing all returns and reports relating to Taxes, and such returns and reports shall be true, correct and complete, and (b) be responsible for and pay when due any and all Taxes attributable to or levied or imposed upon (i) the Business or the Purchased Assets for periods (or portions thereof) ending on or prior to the Closing, and (ii) the operations of the 3M.

         9.06 Cooperation. 3M agrees that, if requested by Buyer, it will cooperate with Buyer in enforcing the terms of any agreements between 3M and any third party involving the Business, including without limitation terms relating to confidentiality and the protection of intellectual property rights. In the event that Buyer is unable to enforce its intellectual property rights against a third party as a result of a rule or law barring enforcement of such rights by a transferee of such rights, 3M agrees to reasonably cooperate with Buyer by assigning to Buyer such rights as may be required by Buyer to enforce its intellectual property rights in its own name. If such assignment still does not permit Buyer to enforce its intellectual property rights against the third party, 3M agrees to initiate proceedings against such third party in 3M's or any subsidiary of 3M's name, provided that 3M shall be entitled to participate in such proceedings, all at Buyer's expense.

         9.07 3M Subsidiaries. 3M agrees to cause the 3M Subsidiaries to comply with the terms of the Agreements, including without limitation causing the 3M Subsidiaries to transfer to Buyer any Purchased Assets owned or controlled by such subsidiary.

         9.08 Accounts Receivable. During the ninety (90) day period after the Closing, 3M will use its best efforts to collect the Transferred Receivables of the Business in accordance with the terms of the Transition Services Agreement. 3M shall promptly pay to Buyer all Transferred Receivables collected during such ninety (90) day period.

         9.09 Equipment Leases. 3M and Buyer agree to use reasonable efforts after Closing to obtain all required consents to transfer any equipment leases relating to the Business, or to modify existing equipment leases to which 3M is a party for the purpose of allocating the equipment leases as appropriate between 3M and Buyer. 3M and Buyer agree to share equally in the costs associated with obtaining any such consents and any premiums associated with early payoffs of such equipment leases as a result of any failure to obtain consent.

         9.10 Insurance. Buyer will maintain liability insurance covering such risks as are appropriate in accordance with sound business practice and its obligations under this Agreement.

         9.11 Foreign Receivables. Buyer hereby assigns any right it has in accounts, accounts receivables, notes and notes receivables and other obligations related to the Business that originated outside the United States prior to the date of Closing (the "Foreign Receivables") and Buyer agrees to take such actions reasonably necessary to transfer and deliver any Foreign Receivables received by Buyer to 3M.

                                    ARTICLE X

                                 INDEMNIFICATION

         10.01 Survival of Representations and Warranties. The representations and warranties of 3M in Article III and Buyer in Article IV shall survive for a period of one year after the Closing, and shall thereafter automatically expire, except that representations and warranties relating to Taxes shall survive until 30 days after the expiration of all applicable statutes of limitations including waivers and extensions thereof. No investigation, or knowledge acquired, by Buyer or on behalf of Buyer with respect to any breach of any representation or warranty made by 3M or any other matter shall affect Buyer's rights to indemnification pursuant to this Article X.

         10.02 Indemnification by 3M. 3M shall indemnify and hold harmless Buyer and its affiliates and each of their officers, directors, employees, agents, successors and assigns ("Buyer Indemnitees") for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, legal costs and expenses incurred in the defense of such claims and interest on the amount of any loss from the date suffered or incurred) (a "Loss") arising out of, resulting from or caused by:

                  (a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by 3M contained in this Agreement or the Associated Agreements;

                  (b) any breach of any of the covenants or agreements of 3M contained in this Agreement or the Associated Agreements;

                  (c) the failure of any subsidiary of 3M to comply with the terms of the Agreements, including without limitation the obligation of the 3M Subsidiaries to transfer any Purchased Assets owned or controlled by such subsidiary to Buyer at the Closing;

                  (d) any claim arising out of the termination prior to the Closing, or after the Closing to the extent employment is transferred to Buyer by operation of law, of employment with 3M by any Business Employee or Non-U.S. Employee;

                  (e) any claim arising out of the termination of any exclusive dealer arrangements with respect to the Business arising prior to the Closing;

                  (f) any Excluded Liabilities;

                  (g) any claim by any person associated with 3M to any brokerage fee, commission or finders fee in connection with the sale of the Purchased Assets contemplated by this Agreement; and

                  (h) any product liability or personal injury claim arising from the sale of products of the Business which were manufactured prior to the date of Closing.

                  (i) The obligations of 3M under this Agreement to indemnify Buyer with respect to any claim pursuant to clause (a) above shall be of no force and forever barred unless Buyer has given 3M written notice of such claim prior to the first anniversary of the date of Closing, except with respect to representations and warranties relating to Taxes in which case written notice of such claim must be given to 3M prior to the 30th day after the expiration of the applicable statute of limitation, including waivers and extensions thereof.

                  (j) Notwithstanding anything to the contrary provided elsewhere in this Section 10.02, 3M shall not be liable to Buyer for amounts payable under clauses (a)-(f) above (A) to the extent that the aggregate amount of all losses, damages and liabilities with respect thereto and otherwise subject to such indemnification would be less than $250,000, or (B) to the extent such amounts exceed the Purchase Price; provided that nothing herein limits any potential remedies of any party hereto arising under applicable state and federal laws with respect to any intentional or willful fraud, intentional or willful misrepresentation or intentional or willful deceit committed by 3M or any shareholder, director, officer, employee or agent of 3M.

         10.03 Indemnification by Buyer. Buyer shall indemnify and hold harmless 3M, its subsidiaries and each of their officers, directors, employees, agents, successors and assigns ("3M Indemnitees") for any and all Losses arising out of or resulting from:

                  (a) any inaccuracy or misrepresentation in or breach of any of the representations or warranties made by, or covenants or agreements of Buyer contained in this Agreement; and

                  (b) Assumed Liabilities, other than a liability or obligation for which any Buyer Indemnitee is entitled to indemnification from 3M pursuant to the provisions of Section 10.02.

                  (c) the failure of any subsidiary of Buyer to comply with the terms of this Agreement or the Associated Agreements.

                                   ARTICLE XI

                                     NOTICES

         All notices, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telegram, or mailed first class, postage prepaid, registered or certified mail, as follows:

If to 3M:           Minnesota Mining and Manufacturing Company
                    Office of General Counsel
                    3M Center, Box 33428
                    St. Paul, MN  55133-3428
                    Attention: Kimberly F. Chaney
                               Counsel

If to Buyer:        ReSound Corporation
                    220 Saginaw Drive, Seaport Centre
                    Redwood City, CA  94063
                    Attention: Robert J. Dran
                               Vice President, Secretary and General Counsel

                                   ARTICLE XII

                               DISPUTE RESOLUTION

         12.01 Direct Negotiations. Except for disagreements or disputes between the parties arising under Article VI, all disagreements or disputes between the parties shall be settled by the procedures specified in this Article XII. If one party believes the other party has breached this Agreement, notice thereof shall promptly be given to the other in writing. The receiving party shall respond in writing, to any such notice within fourteen (14) business days after receipt. If the dispute is not promptly resolved, there shall follow within fourteen (14) business days a meeting of the principals, including specifically 3M's Vice President of the Life Sciences Sector

Laboratory and Buyer's President, ReSound U.S.A.. The purpose of such meeting shall be to discuss and negotiate in good faith a resolution to any outstanding dispute. The location of such meeting shall be chosen by the party responding to the first notice.

         12.02 Mediation. Should the procedure outlined in paragraph 12.01 fail to bring about a prompt resolution of the parties disagreement or dispute, then within thirty (30) days following the meeting of principals, the parties shall initiate a voluntary, nonbinding mediation conducted by a mutually-agreed mediator in a mutually agreed upon location. The parties shall bear equally the costs and expenses of this mediation and endeavor in good faith to resolve their differences. Such mediation shall occur within ninety (90) days of notice from one party to the other of a dispute.

         12.03 Arbitration; Governing Law. Any dispute or claim arising out of or in relation to this contract, or the interpretation, making, performance, breach or termination thereof, shall be finally settled by binding arbitration in Denver, Colorado under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with said Rules. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  This contract shall be governed by the law of the state of Illinois. The arbitrators shall apply Illinois law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

         12.04 Interim Relief. The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the arbitration provisions set forth in this Article XII, without breach of this Article XII and without any abridgment of the powers of the arbitrators.

         12.05 Damages. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrators shall have no authority to award, consequential, special or indirect, punitive or exemplary damages against any party.

         12.06 Waiver of Jury Trial. Each of 3M and the Buyer acknowledges the time and expense required for a bench trial and hereby waive, to the extent permitted by law, trial by jury.

         12.07 Individual Representatives. No claims relating to the subject matter of this Agreement may be brought by either party against any director, officer, employee or other agent of either party in his or her individual capacity.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         13.01 Expenses. Each party hereto shall pay its own legal, accounting and other expenses incurred in the preparation and carrying out of the Agreements.

         13.02 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors of 3M and Buyer, respectively, however, this Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that Buyer may assign any of its rights and obligations hereunder to any subsidiary provided it shall remain liable for any such assigned obligations owing to 3M, and provided further either party may assign its rights and obligations to a successor in business or an acquiror of all or substantially all of its business or assets without obtaining the prior written consent of the other party so long as the successor agrees in writing to be bound by all of the applicable provisions of this Agreement.

         13.03 Entire Agreement. This Agreement, the Associated Agreements and the Disclosure Schedules attached hereto contain the entire agreement between the parties hereto, superseding all prior oral or written agreements or understandings, including but not limited to the Letter of Intent dated March 11, 1996 between the parties. No evidence of prior or contemporaneous writings or agreements may be used to contradict or interpret the provisions of this Agreement, the Associated Agreements or the Disclosure Schedules. No representations or warranties whatsoever with respect to the Business and/or the Purchased Assets are made by any party except as explicitly set forth herein. This Agreement may be modified only by a writing executed by both parties.

         13.04 Waiver. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any rights hereunder.

         13.05 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute the same agreement.

         13.06 Headings. Headings in this Agreement are included for convenience only and shall not be used in interpreting this Agreement.

         13.07 Interpretation; Severability. Notwithstanding any law or rule or contract interpretation to the contrary, this Agreement shall not be interpreted strictly for or against any party hereto. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or unlawful by any administrative agency or court of competent jurisdiction, that provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained herein, and the parties shall use their best efforts to make the covenant, condition or other provision valid and lawful if possible so as to preserve the rights and obligations of the parties hereto.

         13.08 Representation by Counsel. Buyer and 3M have each been represented by, and had the assistance of, counsel (both intellectual property counsel and general counsel), in the conduct of due diligence, the preparation and negotiation of this Agreement and the transaction documents, and the consummation of the transactions contemplated hereby. Buyer and 3M have each cooperated and participated in the drafting of this Agreement and the transaction documents. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived.

         13.09 Tax Treatment. It is expressly understood and agreed that 3M and Buyer, or their respective officers and agents, have not made any warranty or agreement, express or implied, except as are herein expressly provided, as to the tax consequences of this transaction or the tax consequences of any transaction pursuant to or arising out of this Agreement.

         13.10 Public Announcements. No press releases or public announcements regarding the terms of this Agreement, the Associated Agreements or the consummation of the transactions contemplated hereunder or thereunder shall be made by either party without the prior written approval of the other party, which approval shall not be unreasonably withheld, except as may be necessary in the opinion of counsel of such party to meet the requirements or regulations of any governmental law or regulation in which event counsel for the other party will be notified before and after any action is taken thereof.

         13.11 Offer to Compromise. It is expressly understood and agreed that the discussions and disclosures made in preparation, negotiation and execution of the Agreements and the performance of the transactions contemplated by the Agreements are deemed to constitute an "Offer to Compromise" pursuant to Federal Rules of Evidence Rule 408, and its counterpart provision under state or other laws, with respect to Civil Action No. 4-93 Civil 915 pending in the U.S. District Court in Minnesota (the "Pending Action"). As soon as practicable following the Closing, the parties agree to file a dismissal with prejudice with respect to the Pending Action in form and substance reasonably satisfactory to the parties' respective counsel.



                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ATTEST:                                            MINNESOTA MINING AND
                                                   MANUFACTURING COMPANY

By:_________________________                       By:________________________

                                                   Its:_______________________


ATTEST:                                            RESOUND CORPORATION


By:_________________________                       By:________________________

                                                   Its:_______________________




                      SIGNATURE PAGE TO PURCHASE AGREEMENT

                                    EXHIBIT A

                         Intellectual Property Agreement

                         INTELLECTUAL PROPERTY AGREEMENT

         This INTELLECTUAL PROPERTY AGREEMENT (the "Agreement") is made this 28th day of June, 1996 by and between RESOUND CORPORATION , Federal Employer Identification Number (FEIN) 77-0019588, a California corporation having its principal offices located at 220 Saginaw Drive, Seaport Centre, Redwood City, CA 94063 (hereinafter referred to as "ReSound") and the Hearing Health Program of MINNESOTA MINING AND MANUFACTURING COMPANY, Federal Employer Identification Number (FEIN) 41-0417775, a Delaware corporation, having its principal offices located at 3M Center, St. Paul MN 55144 (hereinafter referred to as "3M").

                                    RECITALS

         A. ReSound and 3M are entering into the agreement to which this Agreement is attached as Exhibit A (the "Purchase Agreement") pursuant to which ReSound will be purchasing certain assets owned or used by 3M in connection with the Business (as defined in the Purchase Agreement).

         B. ReSound and 3M wish to set forth the terms and conditions governing the assignment of intellectual property and grant of certain intellectual property rights.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions.

                  Any capitalized term not specifically defined herein shall have the meaning ascribed to it in the Purchase Agreement.

                  "Related Technology" shall mean all patents, patent applications, copyrights and trade secrets owned by 3M, or in-licensed by 3M with right to sublicense, which are used in the Business but are not included in the Purchased Assets and are not specifically listed in Schedules 1.A, 1.B, 1.C, 1.D, 1.E. or 1.F.

         2.       Patents.

                  (i) 3M hereby assigns to ReSound, as agent for a partnership consisting of ReSound and certain other parties and not for itself, all of 3M's right, title, and interest (including without limitation all of 3M's rights under any infringement or other claim against any third party arising prior to the Closing) in and to the U.S. and foreign patents and patent applications listed in Schedule 1.A, and any additions, continuations or continuations-in-part, divisions, reissues, re- registrations, counterparts in other countries, patents issuing therefrom or extensions thereof.

                                   EXHIBIT B

                                 Lease Agreement


     This Exhibit contains information relating to the lease of certain facilities in Eagan, Minnesota and Maplewood, Minnesota that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                    EXHIBIT C

                            CID Assignment Agreement

     This Exhibit contains information relating to the license of certain patents owned by the Center Institute for the Deaf by the Registrant that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                    EXHIBIT D

                               European Agreements

                                   EXHIBIT D-1

                                Canada Agreement


     This Exhibit contains information relating to the acquisition of assets located in Canada that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                   EXHIBIT D-2

                                Sweden Agreement


     This Exhibit contains information relating to the acquisition of assets located in Sweden that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                   EXHIBIT D-3

                                German Agreement

     This Exhibit contains information relating to the acquisition of assets located in Germany that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                   EXHIBIT D-4

                                France Agreement

     This Exhibit contains information relating to the acquisition of assets located in France that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                    EXHIBIT E

                             France Letter Agreement


     This Exhibit contains information relating to the acquisition of assets located in France that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                                    EXHIBIT F

                          Transition Services Agreement


     This Exhibit contains information relating to certain services to be provided in connection with the transfer of the purchased assets that the Registrant does not deem to be material to an investment decision. The Registrant will furnish supplementally a copy of this Exhibit to the Commission upon request.

                             3M DISCLOSURE SCHEDULE

     This Schedule contains information identifying the assets acquired by Registrant and relating to the conduct of the health care business by Minnesota Mining and Manufacturing as well as other information, all of which the Registrant deems not material to an investment decision. The Registrant will furnish supplementally a copy of this Schedule to the Commission upon request.

                            BUYER DISCLOSURE SCHEDULE

     This Schedule contains information identifying certain personnel to be employed by, or provide services to, Registrant. Registrant does not deem this information to be material to an investment decision. The Registrant will furnish supplementally a copy of this Schedule to the Commission upon request.

                  (ii) 3M hereby assigns to ReSound all of 3M's right, title, and interest (including without limitation all of 3M's rights under any infringement or other claim against any third party arising prior to the Closing) in and to the U.S. and foreign patents and patent applications listed in Schedule 1.B, and any additions, continuations or continuations-in-part, divisions, reissues, re-registrations, counterparts in other countries, patents issuing therefrom or extensions thereof.

                  (iii) 3M hereby assigns to ReSound all of 3M's rights and prospective obligations under the license agreements set forth in Schedule 1.C. 3M shall take all actions required under each such license agreement to permit the transfer of 3M's rights under such license agreement to ReSound.

         3.       Copyrights.

                  3M hereby assigns to ReSound all of 3M's right, title, and interest (including without limitation all of 3M's rights under any infringement or other claim against any third party arising prior to the Closing) in any and all U.S. and foreign copyrights owned by 3M, whether registered or unregistered, in any works of authorship (including, without limitation, computer software programs and related documentation) that are a tangible part of any Purchased Assets permanently transferred to ReSound by 3M pursuant to the Purchase Agreement.

         4        Trademarks.

                  4.1 Registered Trademarks. 3M hereby assigns to ReSound all of 3M's right, title, and interest (including without limitation all of 3M's rights under any infringement or other claim against any third party arising prior to the Closing) in and to the registered trademarks listed on Schedule 1.D (attached hereto and made part hereof), together with the good will of the business symbolized by these marks.

                  4.2 Unregistered Trademarks. 3M hereby assigns to ReSound all of 3M's right, title, and interest (including without limitation all of 3M's rights under any infringement or other claim against any third party arising prior to the Closing) in and to the unregistered and/or registration-pending trademarks listed on Schedule 1.E (attached hereto and made part hereof), together with the good will of the business symbolized by these marks.

                  4.3 "3M" Mark and use of 3M Name. 3M hereby grants ReSound a nonexclusive license to use the trademark "3M" until the earlier of (i) the date on which ReSound no longer possesses inventory bearing the "3M" logo, and (ii) the first anniversary of the Closing. ReSound shall use reasonable commercial efforts to transition to the manufacture of products which are not labeled with the "3M" logo and to sell inventory bearing the "3M" logo before selling products which are not marked with the "3M" logo. Packing materials for products sold by ReSound and bearing the "3M" logo shall include the statement "Manufactured and distributed by Sonar Corp." or such other statement as will clearly identify ReSound as the source of the product. 3M hereby grants ReSound the right, for a period of five (5) years after the Closing, to reference 3M as one of the sources of technology used in any ReSound product which utilizes or incorporates technology assigned or licensed to ReSound hereunder; provided, that prior to making such reference, ReSound shall obtain 3M's prior written approval of such reference, which approval shall not be unreasonably delayed or withheld.

         5.       Rights in Proprietary Information.

                  3M hereby grants to ReSound a fully paid-up, irrevocable, worldwide non-exclusive license, with right to sublicense, to use the 3M trade secrets and proprietary information in use by the Business as of the Closing ("Confidential Information"), including without limitation the manufacturing processes or other trade secrets or proprietary information set forth in
Schedule 1.F, for the purpose of providing hearing health care, subject to the following conditions:

                  (i) ReSound shall use at least the same procedures and degree of care to prevent the disclosure of Confidential Information as it uses to prevent the disclosure of its own confidential information of like importance, and in any event shall use no less than reasonable procedures and a reasonable degree of care. ReSound shall not sublicense the Confidential Information except pursuant to an agreement which is at least as protective of the Confidential Information as this Section 5. Notwithstanding the foregoing, ReSound shall have no obligation of confidentiality in respect of any such Confidential Information which:

                           (a)      was in the public domain at the time it was
disclosed or comes into the public domain through no fault of ReSound;

                           (b)      was known to ReSound at the time of
disclosure as shown by the files of ReSound in existence at the time of disclosure

                           (c)      is disclosed with the prior written approval
of 3M;

                           (d)      was independently developed by ReSound
without any use of the Confidential Information and by employees or other agents of (or independent contractors hired by) ReSound who have not been exposed to the Confidential Information;

                           (e)      becomes known to ReSound from a source other
than 3M without breach of this Agreement by ReSound and otherwise not in violation of 3M's rights;

                           (f)      is disclosed to third parties by 3M without
restrictions similar to those contained in this Agreement.

                  (ii) Title in and to the Confidential Information shall remain in 3M.

                  (iii) THE CONFIDENTIAL INFORMATION IS PROVIDED TO RESOUND "AS IS." 3M PROVIDES NO WARRANTIES ON THE CONFIDENTIAL INFORMATION EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         6.       Related Technology.

                  3M hereby grants ReSound a fully paid-up, perpetual, irrevocable, nonexclusive worldwide license, with right to sublicense, to use the Related Technology, and to make, have made, use and sell or otherwise distribute or commercialize products incorporating, utilizing or made using the Related Technology, for the purposes of providing hearing health care.

         7.       Delivery.

                  At or prior to the Closing, 3M shall deliver to ReSound (a) all tangible embodiments in 3M's possession or control of all intellectual property assigned or licensed to ReSound hereunder, and (b) all files and records in 3M's possession pertaining to the patents and patent applications assigned to ReSound hereunder.

         8.       Subsequent Agreement.

                  The parties agree to meet as promptly as reasonably practicable after the date of this Agreement and periodically thereafter and confer in good faith to identify 3M technology unique or directly applicable only to the Business and which is not used in 3M's other operations. Upon identification of such technology or intellectual property by ReSound and written notice to 3M to such effect, 3M agrees that such technology or intellectual property, as applicable, shall become the property of ReSound or ReSound's designated subsidiary unless 3M responds in writing within thirty (30) days of such notice that it objects to ReSound's proposed classification of such technology or intellectual property based on use of such technology or intellectual property elsewhere in 3M's operations. If 3M gives such notice the parties agree to meet and confer further to determine the classification of such technology.

         9.       Further Assurances.

                  Upon request by ReSound, 3M shall:

                  (i) make available to ReSound, or to ReSound's authorized attorneys, agents or representatives, all ReSound employees, agents or consultants whose assistance is deemed necessary or appropriate by ReSound in order to enable or facilitate the filing, recording, registration, prosecution, maintenance and/or enforcement of ReSound's rights in and to the patents, patent applications, copyrights and other intellectual property rights assigned or licensed to ReSound hereunder; and

                  (ii) render Assistance relating to the filing, recording, registration, prosecution, maintenance and/or enforcement of ReSound's rights in and to the patents, patent applications, copyrights and other intellectual property rights assigned or licensed to ReSound hereunder. 3M shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and cause to be done such further acts including, without limitation, the filing of such additional declarations, agreements, documents, affidavits, and instruments, that may be necessary to secure or permit ReSound to exercise its rights in connection with this Agreement, or to better assure and confirm its rights under this Agreement. 3M's obligations under the preceding sentence shall collectively be referred to as rendering "Assistance." 3M hereby appoints ReSound as 3M's attorney-in-fact for purposes of executing and delivering such further instruments and causing to be done such further acts, in 3M's name.

         10.      Representations and Warranties.

                  3M represents and warrants to ReSound that except as set forth in Schedule 1.G:

                  (i) except as provided in Schedule 1.G, the patents, patent applications, copyrights and trademarks assigned to ReSound in this Agreement are not the subject of any licenses by or to 3M that will be effective on or after the Closing, and the rights under license agreements assigned to ReSound in this Agreement are not the subject of any licenses by 3M that will be effective on or after the Closing;

                  (ii) except as provided in Schedule 1.G, no licenses to 3M or ReSound (as successor in interest) will be terminated by assignment of any patents, patent applications, copyrights, trademarks and 3M rights under license agreements to ReSound in this Agreement;

                  (iii) 3M will not enter into any agreements or take any actions inconsistent with this Agreement;

                  (iv) 3M has not been subject, and as of the Closing is not subject and, to the best of 3M's knowledge, will not become subject, to any claim by any third party that the 3M product lines that will be acquired by ReSound under the Purchase Agreement, and 3M's exploitation of the patents, patent applications, copyrights, trade secrets, trademarks, rights under license agreements, and other intellectual property rights assigned or licensed to ReSound hereunder, have infringed such third party's intellectual property rights;

                  (v) 3M has paid all maintenance fees required prior to the Closing to maintain all U.S. and foreign patents and patent applications assigned to ReSound hereunder; and

                  (vi) 3M has notified ReSound of the status of all patent oppositions to which 3M is a party as of the Closing, and of all deadlines for filings, continuations, continuations-in- part, divisionals, extensions and like proceedings pertaining to the U.S. and foreign patents and patent applications assigned to ReSound hereunder, in a manner and with sufficient advance notice to permit ReSound to effectively continue such patent oppositions or otherwise take effective action in connection with such deadlines.

                  (vii) For purposes of this Section 10, the phrase "to the best of 3M's knowledge" shall mean the knowledge of Ed Erickson, Jerry Okermen, Gabi Sabongi, Ralph Fravel and Stephen W. Buckingham, who shall each deliver at Closing a certificate certifying as to their knowledge, in form and substance reasonably satisfactory to Buyer.

         11.      General Provisions.

                  11.1 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California, without regard to conflicts of laws provisions.

                  11.2 Dispute Resolution. All disputes arising out of this Agreement shall be resolved in the manner set forth in Article XIV of the Purchase Agreement.

                  11.3 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the successors of 3M and ReSound, respectively, however, this Agreement and the rights and obligations hereunder shall not be assignable without the prior written consent of the other party, which consent shall not be unreasonably withheld, except that ReSound may assign any of its rights and obligations hereunder to any subsidiary provided it shall remain liable for any such assigned obligations owing to 3M, and provided further either party may assign its rights and obligations to a successor in business or an acquiror of all or substantially all of its business or assets without obtaining the prior written consent of the other party so long as the successor agrees in writing to be bound by all of the applicable provisions of this Agreement.

                  11.4 Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and (i) delivered by hand, or (ii) mailed by first class registered mail, postage prepaid, or (iii) shipped through a private courier system designated for expedited delivery, and shall be addressed as follows:

                           To 3M:

                           Minnesota Mining and Manufacturing Company
                           Office of General Counsel
                           3M Center, Box 33428
                           St. Paul, MN 55133
                           Attention:  Kimberly F. Chaney, Counsel

                           To ReSound:
                           ReSound Corporation
                           220 Saginaw Drive, Seaport Centre
                           Redwood City, CA 94063
                           Attention:  Robert J. Dran, Vice President,
                             Secretary & General Counsel

or to such other address or person as the parties may from time to time designate by written notice delivered as specified above to the other. Notices shall be effective upon delivery.

                  11.5 Waiver. The failure of either party to enforce at any time the provisions of this Agreement shall in no way be constituted to be a present or future waiver of such provisions, and shall not in any way affect the right of either party to enforce each and every such provision thereafter.

                  11.6 Independent Contractors. Except as set forth in Section 9(ii), the relationship of 3M and ReSound hereunder is that of independent contractors, and nothing herein shall be construed to (i) give either party the right to direct or control the day-to-day activities of the other, or (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

                  11.7 Entire Agreement. This Agreement, together with the Purchase Agreement, contain the entire agreement between the parties hereto, superseding all prior oral or written agreements or understandings, including but not limited to the Letter of Intent dated March 11, 1996 between the parties. This Agreement may be modified only by a writing executed by both parties.

                  11.8 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  11.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

                  11.10 Interpretation; Severability. Notwithstanding any law or rule or contract interpretation to the contrary, this Agreement shall not be interpreted strictly for or against any party hereto. In the event that any covenant, condition or other provision contained in this Agreement is held to be invalid, void or unlawful by any administrative agency or court of competent jurisdiction, that provision shall be deemed severable from the remainder of this Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision contained herein, and the parties shall use their best efforts to make the covenant, condition or other provision valid and lawful if possible so as to preserve the rights and obligations of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

RESOUND CORPORATION                                 MINNESOTA MINING AND
                                                    MANUFACTURING COMPANY

By:_____________________                            By:_______________________

Name:___________________                            Name:_____________________

Title:__________________                            Title:____________________






               SIGNATURE PAGE TO INTELLECTUAL PROPERTY AGREEMENT

                                   SCHEDULE 1

1.A      Patents and Patent Applications - Patent Partnership
1.B      Patent and Patent Applications - ReSound
1.C      License Agreements
1.D      Registered Trademarks
1.E      Unregistered Trademarks
1.F      Trade Secrets and Proprietary Information
1.G      Exceptions to Representations and Warranties

                                  SCHEDULE 1-A

              PATENTS AND PATENT APPLICATIONS - PATENT PARTNERSHIP

                                To Be Determined

                                                   SCHEDULE 1.B

                                     PATENTS AND PATENT APPLICATIONS - RESOUND
United States Patents                       630,187                                      1,321,635
- ---------------------                       641,239                                      1,326,831
4,425,481                                   642,924                                      1,331,651
4,706,682                                   647,510                                      2,003,452
4,827,525                                   656,045                                      2,016,256
4,880,076                                   41424/93                                     2,065,449
4,901,353                                   41832/93                                     2,087,263
4,953,112                                                                                2,098,679
4,961,230                                                                                2,100,015
4,969,534                                                                                2,100,110
4,972,487                                   Austrian Patents and Applications
4,989,251                                   ---------------------------------
4,992,966                                   341,997
5,002,151                                   354,698                                      Danish Patents and Applications
5,024,612                                   396,831                                      -------------------------------
5,226,086                                                                                151,759
5,321,757                                                                                1523/89
5,402,496                                   Brazilian Patents and Applications           1764/89
RE 34,961                                   ----------------------------------           1765/89
                                            PI 89.02172                                  1766/89
                                            PI 89.02175                                  3846/89
United States Applications                  PI 89.03935                                  494,991
- --------------------------                  PI 90.07712                                  6336/87
07/286,744
07/921,508                                  British Patents and Applications             Dutch Patents and Applications
07/922,013                                  --------------------------------             ------------------------------
08/279,685                                  270,268                                      341,997
08/317,164                                  341,997                                      354,698
90/002783                                   354,698                                      396,831
90/002519                                   396,831
90/002614                                   494,991
90/003399


Australian Patents and                                                                   European Applications
- ----------------------                                                                   ---------------------
Applications                                Canadian Patents and Applications            0335542
- ------------                                ---------------------------------            89.304486.7
557,591                                     1,176,366                                    89.304487.5
610,705                                     1,292,285                                    89.304712.6
613,219                                     1,294,221                                    90.305676.0
614,825                                     1,300,732                                    91.912842.1
619,275                                     1,301,305                                    93.111138.9
621,101                                     1,317,666                                    93.112049.7
629,872                                     1,321,260                                    93.112050.5

                                            083517/94

French Patents and Applications
- -------------------------------
270,268                                     Korean Patents and Applications
341,997                                     -------------------------------
354,698                                     4156/89
396,831                                     87-13805
494,991                                     89-6087
                                            89-6179
                                            89-6180
                                            89-6181
German Patents and                          89-10592
- ------------------
Applications
- ------------
270,268
341,997
354,698                                     Malaysian Patents and Applications
396,831                                     ----------------------------------
494,991                                     MY 103710 A
G9106237.3                                  MY 103711 A
                                            MY 103858 A
                                            MY 104085 A
                                            PI8901077
Indian Patents and Applications
- -------------------------------
586/MAS/89
                                            PCT Applications
                                            ----------------
                                            90/05371
Italian Patents and Applications
- --------------------------------
341,997
                                            Swedish Patents and Applications
                                            --------------------------------
                                            341,997
Japanese Patents and                        354,698
- --------------------                        396,831
Applications                                428,167
- ------------
1-80196
01-053886                                   Swiss Patents and Applications
307366/87                                   ------------------------------
114895/89                                   341,997
115926/89                                   354,698
115928/89                                   396,831
204540/89
328110/89
139564/90                                   Taiwanese Patents and Applications
515092/90                                   ----------------------------------
034867/91                                   NI-48181
512130/91
172767/93
188281/93
188302/93


                                  SCHEDULE 1.C

                               LICENSE AGREEMENTS

 The License Agreements identified in Section 1.01(f) of the Purchase Agreement are incorporated herein by reference.

                                  SCHEDULE 1.D

                              REGISTERED TRADEMARKS

                                      None

                                  SCHEDULE 1.E

                             UNREGISTERED TRADEMARKS

                                      None

                                  SCHEDULE 1.F

                    TRADE SECRETS AND PROPRIETARY INFORMATION

                                      None

                                  SCHEDULE 1.G

                  EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES



     The disclosure set forth in Section 3.23 of the 3M Disclosure Schedule is incorporated herein by reference.